Exhibit 12.1

Our File No.	1016148-280865

September 26, 2025

Modern Mining Technology Corp.

c/o 1055 West Georgia St., 1500 Royal Centre

Vancouver, British Columbia

Canada, V6E 4N7

Attn:	Board of Directors

Dear Sirs:

Re:	Modern Mining Technology Corp.

We have acted as special Canadian counsel to Modern Mining Technology Corp., a British Columbia corporation (the “Company”), in connection with the Company’s filing of an offering statement on Form 1-A filed on the date hereof (the “Offering Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the United States Securities Act of 1933, as amended (the “Act”). The Offering Statement contemplates the offering (the “Offering”) for sale of up to a maximum of 7,058,823 common shares (the “Common Shares”) of the Company to raise an aggregate total of up to US$30,000,000 at a subscription price of US$4.25 per Common Share.

The Company has engaged Digital Offering, LLC, a FINRA and SEC registered broker-dealer (“Digital Offering”) to act as Lead Selling Agent with respect to the Offering, and as compensation for such services, the Company has agreed, pursuant to an engagement letter agreement between the Company and Digital Offering, dated September 3, 2025 (the “Engagement Agreement”), to pay a cash commission of 7.0% to Digital Offering on sales of the Common Shares in the Offering and to issue to Digital Offering up to a maximum of 211,764 warrants (the “Agent Warrants”), as evidenced by a warrant certificate (the “Agent Warrant Certificate”), pursuant to which Digital Offering will be entitled to, upon exercise of such Agent Warrants, purchase one Common Share for each Agent Warrant exercised for up to a maximum of 211,764 Common Shares (the “Agent Warrant Shares”).

Documents Reviewed

In rendering the opinions set forth below, we have reviewed the following documents in addition to those documents referred to above:

●	the Company’s Notice of Articles;

●	the Company’s Articles (together with the Notice of Articles, the “Constating Documents”);

●	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering, the form of subscription agreement to be entered into between the Company and purchasers of the Common Shares, the Engagement Agreement and the form of Agent Warrant Certificate (the “Board Resolutions”);

●	other documents as we have deemed relevant.

McMillan LLP ½ Royal Centre, 1055 W. Georgia St., Suite 1500, PO Box 11117, Vancouver, BC, Canada V6E 4N7 ½ 604.689.9111 ½ f 604.685.7084

Lawyers ½ Patent & Trade-mark Agents ½ Avocats ½ Agents de brevets et de marques de commerce

Vancouver ½ Calgary ½ Toronto ½ Ottawa ½ Montréal ½ mcmillan.ca

September 26, 2025 Page 2

In addition, we have relied upon a certificate (the “Officers’ Certificate”) of certain officers of the Company dated as of even date herewith as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

●	the Offering Statement (including any amendments and all necessary post-qualification amendments), will have become qualified under the Act and will continue to be qualified at all relevant times;

●	the Common Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Offering Statement;

●	the Constating Documents of the Company in the forms reviewed by us are in full force and effect, and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment or other alteration, in each case since the date hereof;

●	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company;

●	that each of the Agent Warrant Shares issued upon exercise of the Agent Warrants will be issued in accordance with the terms of the Agent Warrant Certificate, the Board Resolutions, the Engagement Agreement and the offering circular (the “Offering Circular”) contained in the Offering Statement;

●	that prior to or contemporaneous with the issuance of any Agent Warrants or Agent Warrant Shares upon the exercise of such Agent Warrants, the Company shall have received the consideration therefor specified in the Engagement Agreement or the Agent Warrant Certificate;

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●	we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures on documents examined by us, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

●	we have assumed that each of the statements made and certified in the Officers’ Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

Our opinion is limited to law of the Province of British Columbia and the federal laws of Canada applicable therein, including all applicable provisions of the Business Corporations Act (British Columbia). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Opinion

Based upon and subject to the foregoing, we are of the opinion that:

1. the Common Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Common Shares are issued and sold in the manner and under the terms described in the Offering Circular, will be validly issued, fully paid and non-assessable;

2. the Agent Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when the Agent Warrants are issued pursuant to the Offering Circular and Engagement Agreement, will be duly and validly created, issued and delivered; and

3. the Agent Warrant Shares have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Company and, when issued and paid for upon exercise of the Agent Warrants in accordance with the terms and conditions in the Agent Warrant Certificate, will be validly issued, fully paid and non-assessable.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Offering Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

September 26, 2025 Page 4

This opinion letter is furnished to you at your request in accordance with the requirements of Item 17(12) of Form 1-A in connection with the filing of the Offering Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. No opinion is expressed as to the contents of the Offering Statement, other than the opinion expressly set forth herein. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP